Report of Independent Registered Public Accounting Firm

To the Shareholders and
Board of Directors/Trustees of
Nuveen Funds

In planning and performing our audits of the financial statements of each of the Nuveen Funds listed in Exhibit A attached hereto (the Funds ) as of and for the year ended October 31, 2011, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A funds internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and directors/trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a funds assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the funds annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted the following deficiency including the control procedures and their operation that we consider to be a material weakness, as defined above. The deficiency was considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of Nuveen Investment Funds, Inc. (the Trust ) for the year ended
October 31, 2011, and this report does not affect our report on the financial statements of the funds within the Trust dated December 28, 2011.


* The Nuveen Real Estate Securities Funds control procedures failed to detect incorrect classification of dividend income for real estate investment trust ( REIT ) securities out to loan. Specifically, for any REIT security that was out on loan on the record date for the payment of a securitys dividend, the Fund received a payment from the borrower in-lieu of the actual distribution paid by the REIT ( In-Lieu Payments ). As a result, the financial statements and financial highlights as originally issued for the fiscal year ended October 31, 2011, reflected certain components of these distributions from the Funds REIT investments on loan as net realized gain (loss) from investments and foreign currency and change in net unrealized appreciation (depreciation) of investments and foreign currency ( REIT Reclassifications ). Upon further investigation, it was determined that the amounts of these REIT Reclassifications reported for the fiscal year ended October 31, 2011, were incorrect because they included amounts related to In-Lieu Payments, which should not be classified as components of net realized gain (loss) from investments and foreign currency and change in net unrealized appreciation (depreciation) of investments and foreign currency. The financial statements have been restated to correctly reflect the In-Lieu Payments as investment income for the year ended
October 31, 2011. The restatement has no impact on the Funds net asset value, net asset per share, fund expenses, distributions or total returns.

This report is intended solely for the information and use of management and the Board of Directors/Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ ERNST & YOUNG LLP


Chicago, Illinois
February 29, 2012


Exhibit A

Fund
Nuveen Performance Plus Municipal Fund, Inc. (NPP)
Nuveen Municipal Advantage Fund, Inc. (NMA)
Nuveen Municipal Market Opportunity Fund, Inc. (NMO)
Nuveen Dividend Advantage Municipal Fund (NAD)
Nuveen Dividend Advantage Municipal Fund 2 (NXZ)
Nuveen Dividend Advantage Municipal Fund 3 (NZF)
Nuveen Investment Quality Municipal Fund, Inc. (NQM)
Nuveen Select Quality Municipal Fund, Inc. (NQS)
Nuveen Quality Income Municipal Fund, Inc. (NQU)
Nuveen Premier Municipal Income Fund, Inc. (NPF)
Nuveen Municipal High Income Opportunity Fund (NMZ)
Nuveen Municipal High Income Opportunity Fund 2 (NMD)
Nuveen Insured Quality Municipal Fund, Inc. (NQI)
Nuveen Insured Municipal Opportunity Fund, Inc. (NIO)
Nuveen Premier Insured Municipal Income Fund, Inc. (NIF)
Nuveen Insured Premium Income Municipal Fund 2 (NPX)
Nuveen Insured Dividend Advantage Municipal Fund (NVG)
Nuveen Insured Tax-Free Advantage Municipal Fund (NEA)
Nuveen Premium Income Municipal Fund, Inc. (NPI)
Nuveen Premium Income Municipal Fund 2, Inc. (NPM)
Nuveen Premium Income Municipal Fund 4, Inc. (NPT)
Nuveen Municipal Value Fund, Inc. (NUV)
Nuveen Municipal Value Fund 2 (NUW)
Nuveen Municipal Income Fund, Inc. (NMI)
Nuveen Enhanced Municipal Value Fund (NEV)
Nuveen Equity Index Fund (FEIX)
Nuveen Mid Cap Index Fund (FMCI)
Nuveen Small Cap Index Fund (FSCI)
Nuveen Equity Income Fund (FEI)
Nuveen Large Cap Value Fund (FLCV)
Nuveen Mid Cap Value Fund (FMCV)
Nuveen Small Cap Value Fund (FSCV)
Nuveen Global Infrastructure Fund (FGI)
Nuveen Real Estate Securities Fund (FRES)
Nuveen International Fund (FI)
Nuveen International Select Fund (FIS)
Nuveen Quantitative Large Cap Core Fund (FQLCC)
Nuveen Tactical Market Opportunities Fund (FTMO)
Nuveen Large Cap Growth Opportunities Fund (FLCGO)
Nuveen Mid Cap Growth Opportunities Fund (FMCGO)
Nuveen Small Cap Growth Opportunities Fund (FSCGO)
Nuveen Large Cap Select Fund (FLCS)
Nuveen Mid Cap Select Fund (FMCS)
Nuveen Small Cap Select Fund (FSCS)